Exhibit 99.1

       Pemco Aviation Group Reports Improved Revenue for First Quarter

    BIRMINGHAM, Ala., May 13 /PRNewswire-FirstCall/ - Pemco Aviation Group, Inc. (Nasdaq: PAGI), a leading provider of aircraft maintenance and modification services, today announced 2004 first quarter net income of $1.0 million ($0.23 per diluted share) compared with $0.7 million ($0.16 per diluted share) in 2003, a 49.5% increase. Net sales were $43.2 million, a 21.2% increase over the first quarter of 2003 sales of $35.7 million.

    Government Services segment revenue increased $7.5 million primarily as a result of an increase in sales under the KC-135 Programmed Depot Maintenance ("PDM") contract of approximately $6.4 million and sales related to a new C-130 contract of approximately $0.8 million. During the first quarter of 2004, the Government Services segment delivered seven PDM aircraft compared to five PDM deliveries during the same period of 2003.

    "Pemco's improved results were due to higher sales and margins on aircraft delivered under government and commercial contracts," stated Ron Aramini, President and Chief Executive Officer of Pemco Aviation Group. "Sales in our Government Services segment continued to accelerate as a result of existing contracts with the Air Force, Coast Guard and Navy for C-130 and KC-135 aircraft."

    The increase in Commercial Services segment revenue of $0.4 million was attributable to an increase in commercial Maintenance, Repair, and Overhaul ("MRO") services to its largest customer of approximately $3.8 million, partially offset by a decrease in other MRO services of approximately $3.4 million. A significant portion of the other MRO services performed during the first quarter of 2003 related to heavy maintenance on aircraft undergoing cargo conversions. There were no comparable sales during the first quarter of 2004. "We anticipate the cargo conversion business to improve in 2004 due to the Hainan contract and our recent alliance with Malaysian Airlines for cargo conversions in southeast Asia," noted Mr. Aramini. "We expect increased demand for maintenance and modification services from airlines that are outsourcing more of this work than in the past."

    Gross profit increased to $8.9 million during the first quarter of 2004 from $6.5 million in the first quarter of 2003 as a result of the increase in revenue completed with improved productivity. Overall, the gross profit percentage of the company increased during this same period to 20.7% in 2004 from 18.2% in 2003. Gross profit at the Government Services segment remained relatively constant at approximately 30%. Gross profit at the Commercial Services segment improved to approximately 3.1% during the first quarter of 2004 from approximately 0.0% during the same period of 2003.

    SG&A increased to $7.0 million in the first quarter of 2004 from $5.2 million during the first quarter of 2003 as a result of several factors. The company recorded accounting and legal charges of approximately $0.9 million during the first quarter of 2004 related to the 2003 financial statement audit and restatement of the company's financial statements filed in connection with the first three quarters of 2003. In addition, certain SG&A costs allocable to the Government Services segment are included in work in process inventory as they are incurred under the company's accounting practice. As a result of a general increase in SG&A expense over the last two fiscal years and the increase in sales at the Government Services segment quarter over quarter, a greater amount of SG&A expense was relieved from work in process during the first quarter of 2004 compared to the first quarter of 2003. The general increase in SG&A expense included continued investment in the company's Industrial Engineering productivity programs, expansion of marketing and business development capabilities across each segment, and expansion of the internal audit function.

    "I remain optimistic that Pemco's earnings for 2004 will be significantly higher than the record earnings we realized in 2003," stated Michael Tennenbaum, Chairman of Pemco Aviation Group. "First quarter earnings were adversely affected by several factors that should not continue throughout 2004. These include charges related to the restatement of quarterly results for 2003 and learning curves associated with work being performed on new aircraft types at the Government Services segment. In addition, the company expects earnings to benefit from cargo conversion sales, of which there were none in the first quarter. We stand by our projections for 2004 earnings made in the press release dated April 19, 2004," added Mr. Tennenbaum.

    First Quarter Results

    Summary of unaudited comparative results for the first quarter ended March 31: (in millions except per share amounts)


                                        2004         2003       % Change
                                      --------     --------     --------
     Revenue                            $43.2        $35.7         21.2%
     Gross profit                         8.9          6.5         37.4%
     Operating income                     1.9          1.3         43.1%
     Income before taxes                  1.7          1.1         51.0%
     Net income                           1.0          0.7         49.5%
     Net income per diluted share        0.23         0.16         43.8%
     EBITDA*                              2.9          2.1         40.9%

    *Use of Non-GAAP Financial Measures


     EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of cash generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the reconciliation of net income to EBITDA at the end of this release.

    Annual Shareholder Meeting

    Pemco's annual shareholder meeting will be held at 9:00 am CDT on Tuesday, May 18, 2004, at its corporate headquarters located at 1943 50th Street North, Birmingham, Alabama. All shareholders are cordially invited to attend.

    About Pemco

    Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com .

    This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "believe," "expect," "intend" and other words and terms of similar meaning, in connection with any discussion of the company's prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the company's forward-looking statements include, among other things: negative reactions from the company's stockholders, creditors or customers to the results of the company's previously announced investigation and restatement; the impact and result of any litigation (including private litigation), any action by The Nasdaq Stock Market, any investigation by the Securities and Exchange Commission (SEC) or any investigation by any other governmental agency related to the company; the company's ability to manage its operations during and after the financial statement restatement process; the company's ability to successfully implement internal controls and procedures that remediate the material weakness resulting in the restatement, and ensure timely, effective and accurate financial reporting; changes in economic conditions; the company's ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation; potential environmental and other liabilities; and other risks detailed from time to time in the company's SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.


                          PEMCO AVIATION GROUP, INC.
                  (In thousands except per share information)

                                                    First Quarter Ended
                                                         March 31,
                                                     2004        2003
                                                   --------    --------
    Sales:
       Government Services Segment                  $29,581     $22,089
       Commercial Services Segment                   12,159      11,696
       Manufacturing and Components Segment           1,776       2,158
       Inter-segment Revenue                           (269)       (274)
                                                   --------    --------
    Total Sales                                      43,247      35,669

    Cost of Sales                                    34,312      29,164
                                                   --------    --------
       Gross Profit                                   8,935       6,505

    Selling, General and Administrative Expenses      7,025       5,170
                                                   --------    --------

    Income from Operations                            1,910       1,335

    Other expense (income):
       Interest expense                                 225         219
                                                   --------    --------

       Income Before Income Taxes                     1,685       1,116
       Provision For Income Taxes                       649         423
                                                   --------    --------
       Net Income                                    $1,036        $693
                                                   ========    ========


    Net Income Per Common Share:
       Basic                                          $0.26       $0.17
                                                   ========    ========
       Diluted                                        $0.23       $0.16
                                                   ========    ========

    Weighted Average Shares Outstanding
       Basic                                          4,045       4,036
                                                   ========    ========
       Diluted                                        4,544       4,384
                                                   ========    ========

                            EBITDA Reconciliation*

    Net Income                                       $1,036        $693
    Interest                                            225         219
    Taxes                                               649         423
    Depreciation and Amortization                     1,039         758
                                                   --------    --------
    EBITDA                                           $2,949      $2,093
                                                   ========    ========

    *See note on Use of Non-GAAP Financial Measures.

SOURCE  Pemco Aviation Group, Inc.
    -0-                             05/13/2004
    /CONTACT: John R. Lee, Senior Vice President, Chief Financial Officer of Pemco Aviation Group, Inc., +1-205-510-4051/
    /Web site:  http://www.pemcoaviationgroup.com /
    (PAGI)

CO:  Pemco Aviation Group, Inc.
ST:  Alabama, California
IN:  AIR
SU:  ERN